Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of IGI Laboratories, Inc. and Subsidiaries on Form S3 (Nos. 333-27173, 333-47006, 333-61716, 333-163524, 333-171446, 333-173615, 333-173148, 333-187221 and 333-196543) and Form S8 (Nos. 33-58479, 333-28183, 333-53212, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-160342, 333-160865, 333-167387 and 333-197811) of our report dated March 16, 2015, on our audits of the consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of IGI Laboratories, Inc.’s internal control over financial reporting as of December 31, 2014, which report is included in this Annual Report on Form 10-K, to be filed on or about March 16, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

March 16, 2015